Exhibit 3.6

Uittreksel Handelsregister Kamer van Koophandel

KvK-nummer 24347428
Pagina 1 (van 2)

Rechtspersoon

RSIN	812131022
Rechtsvorm	Besloten Vennootschap
Statutaire naam	Bunge Finance Europe B.V.
Statutaire zetel	Rotterdam
Bezoekadres	11720 Borman Drive, Legal Department, St. Louis, Missouri 63146, Verenigde Staten van Amerika
Eerste inschrijving handelsregister	14-04-2003
Datum akte van oprichting	09-04-2003
Datum akte laatste statutenwijziging	05-05-2003
Activiteiten	SBI-code: 64922 - Volkskredietbanken en commerciële financieringsmaatschappijen Financieringsmaatschappij.
Geplaatst kapitaal	EUR 18.000,00
Gestort kapitaal	EUR 18.000,00
Deponering jaarstuk	De jaarrekening over boekjaar 2015 is gedeponeerd op 15-04-2016.

Enig aandeelhouder
Naam	Bunge N.A. Holdings, Inc.
Bezoekadres	11720 Borman Drive, St. Louis, Missouri 63146, Verenigde Staten van Amerika
Ingeschreven in	Secretary of State of, Verenigde Staten van Amerika
onder nummer 3143916
Enig aandeelhouder sedert	09-04-2003

Bestuurders
Naam	Pearl, Carleton Day
Geboortedatum en -plaats	05-09-1943, New York, Verenigde Staten van Amerika
Datum in functie	09-04-2003
Titel	Directeur
Bevoegdheid	Alleen/zelfstandig bevoegd

Naam	Hennigar, Howard Vinson
Geboortedatum en -plaats	25-12-1942, Massachusetts, Verenigde Staten van Amerika
Datum in functie	07-02-2007
Titel	Directeur
Bevoegdheid	Alleen/zelfstandig bevoegd

Naam	Burke, Andrew John
Geboortedatum en -plaats	14-05-1955, Paterson, New Yersey, Verenigde Staten van Amerika
Datum in functie	24-09-2010 (datum registratie: 24-09-2010)
Titel	Directeur
Bevoegdheid	Alleen/zelfstandig bevoegd

Dit uittreksel is gewaarmerkt met een digitale handtekening en is een officieel bewijs van inschrijving in het Handelsregister. In Adobe kunt u de handtekening bovenin het scherm controleren. Meer informatie hierover vindt u op www.kvk.nl/egd. De Kamer van Koophandel adviseert dit uittreksel alleen digitaal te gebruiken zodat de integriteit van het document gewaarborgd en de ondertekening verifieerbaar blijft.

2016-05-05 20:29:42

Uittreksel Handelsregister Kamer van Koophandel

KvK-nummer 24347428
Pagina 2 (van 2)

Naam	Gupta, Rajat
Geboortedatum en -plaats	07-06-1968, Ferozepore, Punjab, India
Datum in functie	10-03-2015 (datum registratie: 01-05-2015)
Titel	Director
Bevoegdheid	Alleen/zelfstandig bevoegd

Naam	Simmons, Jerry Matthews
Geboortedatum en -plaats	19-12-1965, Texas, Verenigde Staten van Amerika
Datum in functie	25-09-2015 (datum registratie: 18-11-2015)
Titel	Director
Bevoegdheid	Alleen/zelfstandig bevoegd

Uittreksel is vervaardigd op 05-05-2016 om 20.29 uur.

Dit uittreksel is gewaarmerkt met een digitale handtekening en is een officieel bewijs van inschrijving in het Handelsregister. In Adobe kunt u de handtekening bovenin het scherm controleren. Meer informatie hierover vindt u op www.kvk.nl/egd. De Kamer van Koophandel adviseert dit uittreksel alleen digitaal te gebruiken zodat de integriteit van het document gewaarborgd en de ondertekening verifieerbaar blijft.

2016-05-05 20:29:42